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                                                        EXHIBIT 10.25



                   ASIA PACIFIC MARKET DEVELOPMENT AGREEMENT

       Asia Pacific Market Development Agreement dated September 12, 1996 ("Effective Date") by and between Engelhard/ICC, a partnership organized and existing under the laws of the Commonwealth of Pennsylvania, United States of America, (hereinafter referred to as "E/I") and Carrier Asia Pacific Operations Pte. Ltd., a company organized and existing under the laws of Singapore. Carrier Asia Operations Pte. Ltd. and the APO Affiliated Companies (defined below) are referred to collectively herein as "APO".

                                   WITNESSETH:

       WHEREAS, E/I owns certain patents, and technical information and know-how associated with the design, assembly and application of the System (defined below);

       WHEREAS, APO is a major manufacturer and seller of industrial air handling systems in the Asia Pacific region;

       WHEREAS, the parties wish jointly to assess and test the market for Systems (defined below) in certain countries in the Asia Pacific region (the "Undertaking");

       WHEREAS, for the purposes hereof APO desires to obtain licenses under such patents and technical information and know-how of E/I to assemble, market and sell the System as provided in this Agreement under license from E/I, and with technological assistance extended by E/I; and

       WHEREAS, for the purposes hereof E/I is willing to license such patents and technical information and know-how and provide such technical assistance, all in accordance with the terms and conditions set forth herein.

       NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained and other good and valuable consideration, the parties hereby agree as follows:



                             Article 1. Definitions

       1.1 As used in this Agreement, the following terms shall have the meanings as set forth herein:

             (a) "APO Affiliated Company" shall mean a company incorporated under the laws of and operating in a country listed in Article 2 which company is controlled


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by, under common control with, controlling, or an affiliate of Carrier Asia
Pacific Operations Pte. Ltd. As used in this subparagraph "control" means the possession, directly or indirectly, of the power to direct or cause the direction of another's management and policies whether through ownership of voting securities or partnership interests, by contract or otherwise.

             (b) "APO Systems" shall mean any desiccant unit product which (i) utilizes E/I's System Patents and E/I's System Technical information and Know-How or (ii) which contains E/I System Components and is designed and developed solely by APO.

             (c) "E/I's Sales Price" shall mean sixty five percent (65%) of E/I's Ex Works (Incoterms 1990) United States list price for Systems produced by E/I for APO under this Agreement.

             (d) "E/I's System Patents" shall mean System related patents owned, controlled or licensed by E/I during the term of this Agreement. E/I's System Patents now in existence are listed in SCHEDULE A attached hereto.

             (e) "E/I's System Technical Information and Know-How" shall mean System technology owned, controlled or licensed by E/I now or during the term of this Agreement. The table of contents of E/I's System Technical Information and Know-How which is in existence as of the Effective Date shall be set forth separately by E/I in SCHEDULE B attached hereto and the complete contents will be provided to APO within 45 days after the Effective Date.

             (f) "Effective Date" as defined in the opening paragraph hereof.

             (g) "E/I System Components" shall mean any parts of the System which utilize E/I's System Patents and E/I's System Technical Information and Know-How including but not limited to fans, evaporative coolers, boilers and rotors or cassettes, which may be provided by E/I separately or collectively in kit form.

             (h) "Samsung Group Company" shall mean a facility owned or controlled by the companies listed in SCHEDULE C.

             (i) "System" shall mean a desiccant air-conditioning product with air handling capacity of two thousand (2,000) cfm or greater, whether regenerated by gas, steam or electricity which utilizes E/I's System Technical Information and Know How and/or incorporates technology or know-how for which E/I is free to grant licenses without accounting to any third party the current models of which include E/I's designations DC 026, DC 050, DA 100, DA 150,
DB 015, DB 025 and DB 035.



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             (j)  "Undertaking" as defined in the third WHEREAS clause hereof.

                         Article 2. APO's Resale Rights

       2.1 General. APO will have the exclusive right to sell Systems in Australia, Bangladesh, Brunei, Burma, Cambodia, Guam, Hong Kong, India, Indonesia, Laos, Macau, Malaysia, New Guinea, New Zealand, the Philippines, Singapore, South Pacific (Fiji and Noumea), Sri Lanka. Thailand and Vietnam. E/I will sell to APO, and APO will purchase from E/I Systems for resale in such countries under the Carrier brand unless otherwise specified at E/I's Sales Price for the System ordered. With E/I's prior consent, which consent shall not be unreasonably withheld, APO may supply Systems assembled in one county in APO's territory hereunder to another country in APO's territory hereunder under the Carrier brand.

       2.2 China. APO will have the non-exclusive right to sell Systems in China. Other than the distributor identified in Article 2.3 below E/I shall have no other distributor of the Systems in China during the term of this Agreement. E/I will sell to APO, and APO will purchase from E/I Systems for resale in China at a price that is at least 1O% less than E/I's good faith estimate (or actual price, if known by E/I) of the such other distributor's purchase price in China for comparable Systems.

       2.3 Taiwan. APO has advised E/I that APO wishes to obtain System resale and possibly assembly rights in Taiwan. E/I has advised APO that any such right would be subject to E/I's commitments to Chung-Hsin Electric & Machinery Manufacturing Corporation. Should E/I become free contractually to enter into such arrangement with APO then E/I will advise APO of same and enter into good faith discussions of the subject with APO as soon as possible.

       2.4 South Korea. APO will have the exclusive right to sell Systems in South Korea, provided, however, that E/I will be APO's exclusive distributor for sales of Systems to the Samsung Group Companies. (a) Sales to Customers Other Than Samsunq. For final customers other than Samsung Group Companies E/I will sell to APO, and APO will purchase Systems from E/I for resale in South Korea at E/I's Sales Price, or APO may sell Systems assembled in Korea, whichever method is more cost effective and agreeable to such customer. (b) Sales to Samsung. For Samsung, APO shall begin assembling Systems in South Korea as soon as possible as provided in Article 3.2. APO will sell Systems assembled by APO to E/I for distribution to Samsung Group Companies in South Korea at a most favored price to be agreed, provided that E/I System Components or kits are price discounted at an agreed level.

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For the existing projects identified in SCHEDULE D, E/I will have the right to sell to Samsung directly and Samsung will have the right to supply Systems for use in those projects listed in SCHEDULE D.

Where APO develops or identifies a Samsung project, APO may, if Samsung Corporation agrees, sell Systems directly to Samsung under the Carrier brand.

Except for Systems sold to Samsung under the E/I brand name, Systems sold in South Korea by APO will be sold under the Carrier or Daewoo-Carrier brand name.

       2.5 Samsung. Except as provided in Article 2.4 above, E/I will be APO's sole and exclusive distributor of Systems to Samsung Corporation for use by Samsung Group Companies. E/I shall coordinate such sales opportunities in the APO countries with APO.

       2.6 Japan. APO has advised E/I that APO wishes to obtain System resale, assembly and manufacturing rights in Japan. E/I has advised APO to contact Nichimen Engine Sales Co. (Nichimen), E/I's current distributor in Japan regarding distribution rights in Japan. E/I will work in good faith with Nichimen and APO regarding Japan.

       2.7 General Terms of Sale. Systems sold by E/I to APO pursuant to
Article 2 shall be ordered by individual APO companies in writing submitted to E/I. No such order shall be binding upon E/I unless and until E/I accepts the order in writing. With respect to each such order the respective APO company and E/I will agree to delivery date, mode of transportation, packaging requirements, and delivery location at the time of the order. (a) Payment and
Retainings: Terms of payment for all such orders shall be net 90 days, risk of loss for the Systems shall be borne by APO Ex Works (Incoterms 1990) and any and all purchase payments or other sums; that may become due and owing from APO hereunder shall bear interest from and after the respective due dates at a rate of one and one-half percent (1 1/2%) per month. In the event that a percentage of the purchase price is retained by the ultimate purchaser throughout the warranty period then the same retention percentage will be retained by APO during such period. All other terms governing the order will be as set forth herein including but not limited to the System warranty attached hereto as EXHIBIT A, it being understood that the System warranty covers only the apparatus manufactured by E/I and that E/I shall have no responsibility whatsoever for any other equipment (or purchased by APO from E/I) to which such apparatus may be attached or incorporated; and provided that the warranty provided by E/I shall be no less than and co-extensive with the terms of warranty provided by APO it its customers as shown in EXHIBIT B. THERE SHALL BE NO OTHER WARRANTIES, EXPRESS OR IMPLIED APPLICABLE TO SALES OF SYSTEMS BY E/I
TO APO.  APO will be responsible for any warranty it



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gives which exceeds the terms of the APO warranty in EXHIBIT B. All terms of sale or purchase appearing on purchase orders submitted by APO companies to E/I, except those mentioned in the third, fourth and fifth sentences of this Section 2.7, shall be null and void.

                        Article 3. APO's Assembly Rights

       3.1 China. APO will have the non-exclusive right to assemble Systems in China provided, however, that the E/I System Components included in such Systems must be purchased by APO from E/I at the price and on such other terms agreed to by the parties at the time. APO will develop System assembly capability in China as soon as possible.

       3.2 South Korea, Australia and Malaysia. APO will have the exclusive right to assemble Systems in South Korea, Australia and Malaysia. However, the E/I System Components included in such Systems must be purchased by APO from E/I at a price and on such terms agreed to by the parties at the time. APO will develop System assembly capability in South Korea for DC and DA products in South Korea as soon as possible but not later than November 1, 1996 and will maintain and utilize such capacity during the term of this Agreement. APO will develop System assembly capability in Australia and Malaysia as soon as possible. System assembly capability shall mean receiving from E/I System Component kits consisting of major components up to and including all parts for local assembly. E/I will provide in a manual the components of E/I's System Technical Information and Know-How needed to assemble, test and maintain Systems within 45 days of the Effective Date and E/I will update such material from time to time. Any components or parts substitution by APO shall be subject to prior approval of E/I which approval, if given orally, must be confirmed by the parties in writing within two weeks of the oral approval.

       3.3 Japan. APO will have the non-exclusive right to assemble Systems in Japan under separate subcontract from E/I, subject to cost and quality approval by E/I, Osaka Gas Company, and Nichimen. Systems assembled by APO in Japan will be sold under the E/I brand name unless and until the parties agree otherwise during the negotiations referred to in Section 2.6 above. E/I will work in good faith with Nichimen and APO regarding future System assembly and System manufacturing rights at APO's Japanese facilities.

       3.4 Royalty. During the term of this Agreement the assembly rights mentioned above shall be royalty free.

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       3.5 Sourcing Parts Locally. If APO determines and E/I agrees that it would be more cost effective to assemble Systems with parts obtained locally, APO will share any resulting net cost savings determined from the E/I System Component price list equally with E/I.

       3.6 Additional Countries. At Carrier Asia Pacific Operations Pte.
Ltd.'s request E/I will grant APO System assembly rights in additional countries provided that in E/I's judgment APO is fully utilizing the assembly rights APO has at the time of the request, and provided further that in E/I's judgement E/I will be able to obtain the additional resources E/I will need in order to support such additional assembly rights on reasonable terms. Any such additional assembly rights will commence on a schedule agreed to the parties at the time.

                    Article 4. Contributions by the Parties

   4.1 APO.

       (a) Dedicated Employees. APO will dedicate three of its competent employees who have been approved by E/I (whose approval shall not be unreasonably withheld) to the Undertaking. As soon as possible after the Effective Date APO will send these employees to E/I's US facilities for training. A.11 salaries and expenses for APO personnel will be borne by APO.

       (b) Parts. E/I will consign spare parts (of type and quantity to be agreed), and APO will maintain such spare parts in locations appropriate to meet the needs of purchasers and provide service and technical assistance to purchasers consistent with commercially reasonable standards and industry practice.

       (c) Installation & Warranty Service. APO will provide installation and all necessary service or repair of the Systems in accordance with E/I specifications. E/I will reimburse APO for actual "warranty service costs" provided that all such charges in excess of the US$5,000 (or equivalent in local currency) for warranty service must be approved in advance by E/I and E/I will have the option of handling itself any repair claim in excess of that amount. As used in this Section 4.1 reimbursable "warranty service costs" means the following direct out-of-pocket costs: Labor, spare parts, travel and repair related utility costs directly and primarily related to a service call. The APO which provided the service will send to E/I all records relating to System warranty claims immediately after preparation of such records. APO will at all times ensure that the Systems sold by it are covered by insurance to the same extent as are other products sold by APO.




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       (d) Purchasing Economics Where feasible APO will use its best efforts to give E/I the benefit of its purchasing power for parts needed by E/I for Systems.

   4.2 E/I.

       (a) Demonstration Units. At E/I's expense E/I will deliver to APO, Ex Works (Incoterms 1990), six (6) DC026 Systems to be used as demonstration units in connection with the Undertaking in countries for which sales performance targets have been agreed in accordance with Section 4.5.

       (b) Technical Support. E/I shall make available to APO, up to the equivalent of one full time person during the term of this Agreement, technically qualified trained employee(s) who have been approved by APO whose approval shall not be unreasonably withheld) and are familiar with E/I's System Technical Information and Know-How. Such E/I employee(s) purpose and obligation shall be to advise APO's personnel in the design, assembly, application, use and sale of Systems which employ E/I's System Technical Information and Know-How and shall make up to 3 trips to Asia (and no less than one visit for each APO assembly site) for a total of up to 6 weeks for the purpose of training APO personnel how to assemble Systems. If more time is required for training in assembly of Systems APO and E/I will discuss the terms of such additional support. Within the limits set forth in this Section 4.2, during the first six months of this Agreement E/I will send one of its employees to a facility designated by APO to train APO's personnel regarding the Systems. Payment for salaries and expenses for E/I technically trained employees up to the above hourly limits, will be borne by E/I. E/I shall disclose to APO E/I's System Technical Information and Know-How and E/I's System Patents owned, controlled or licensed by E/I after the Effective Date. Any information which E/I shall disclose to APO shall be in English.

   4.3 Mutual Assistance. From time to time during the term of this Agreement, E/I and APO shall have a regular exchange of experience and information. Each of APO and E/I shall designate two employees to be members of a management committee in respect to the Undertaking and such committee shall meet quarterly to review the operations under this Agreement.

   4.4 Third Parties. E/I will not initiate contact with any third party regarding assembly, use or sales rights for E/I Systems in the countries mentioned in Articles 2 or 3 during the term of this Agreement except as specifically permitted under the terms of this Agreement. In any case, E/I agrees to grant APO the first right to enter into any arrangement for the assembly, manufacturing, marketing or sale of E/I Systems in all countries in the APO region (including Japan, Taiwan and China to the extent E/I can renegotiate its existing agreements with sales representatives in those countries). In



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addition, E/I further agrees to negotiate in good faith with representatives of Carrier Corporation to extend the E/I and Carrier relationship described herein to other regions of the world, using this agreement as a model.

       4.5 Market Entry Targets. Within 60 days after the Effective Date, APO and E/I will establish market performance targets for South Korea, Thailand, China, Malaysia, and Australia (the "Initial Targeted Countries"). These country targets will apply during the term of this Agreement and will be based upon APO's sales history for the prior three years, current market assessment, and E/I's desiccant system application knowledge.

       4.6 Conversion of Exclusive Rights to Non-Exclusive. Notwithstanding any other provisions of this Agreement, any exclusive assembly, sales or use rights granted herein to APO shall revert to non-exclusive in respect to any targeted country in which (i) APO fails to meet the sales target agreed to by the parties.


                              Article 5. Licenses

       5.1 Assembly. E/I hereby grants and agrees to grant to APO affiliated companies a non-exclusive non-transferable license without the right to sublicense under E/I's System Patents and E/I's System Technical Information and Know-How to assemble and sell Systems in accordance with the terms of this Agreement.

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       5.2 Limitation. It is understood that the license granted or to be granted pursuant to Section 5.1 will not include or imply any license to: (1) assemble Systems outside of the countries in the APO region (to be discussed and agreed), or (2) any authorization on the part of E/I for APO to communicate, use, transfer or deliver any of E/I's System Technical Information and Know-How except among APO Affiliated Companies to the extent necessary to perform the Undertaking.

       5.3 Future Manufacturing. It is the intent of E/I and APO to enter into an exclusive long term manufacturing and distribution license agreement within 90 days of the termination of this Agreement. The specific elements of such long term agreement are to be determined by mutual agreement of the parties, however, it is agreed that (i) APO's rights to manufacture and sell Systems will be exclusive in the countries listed in Article 2, except for Japan, and subject to agreements currently in place regarding Japan, Taiwan and China, and
(ii) in the event APO manufactures, uses or sells APO Systems under that license agreement APO shall exclusively use E/I made or licensed rotors and shall pay to E/I a royalty based upon the value of E/I's System Patents and E/1's System Technical Information and Know-How utilized. Such royalty shall not exceed 2.5% of the APO Systems sales price.


                           Article 6. Quality Control

       6.l APO shall with reasonable assistance from E/I:

          (a) obtain all necessary licenses as well as any other governmental permissions and registrations necessary for the design, assembly, manufacture, packaging, sale and distribution of Systems in accordance with the terms of this Agreement;

          (b) assemble the Systems strictly in accordance with E/I's specifications and directions;

          (c) follow such quality control procedures as E/I shall from time to time specify to assure that the Systems sold by APO meet E/I's quality standards and customer specifications;

          (d) permit the duly authorized representatives of E/I to inspect during normal working hours each of APO's System assembly plants, the process of assembly and packaging of the Systems by APO, and cause to be inspected by them the plant of any contract assembler producing any components used in production of the Systems when reasonably practicable.


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       6.2 APO agrees to exercise all due care and diligence in the assembly, processing, packaging, sale and distribution of the Systems.

                          Article 7. Confidentiality

       7.1 Except as specified in this Section 7.1 and except to the extent that such E/I System Technical Information and Know-How ("INFORMATION") is or becomes public knowledge otherwise than by any act or omission of APO, all INFORMATION disclosed under this Agreement, and all samples and materials embodying such INFORMATION shall be treated by APO as confidential and shall not be disclosed or made available to any third party. In the event E/I provides APO with samples or materials that are under development and therefore not yet commercialized APO will not analyze or have analyzed, or make any use of any analysis of such samples and materials for chemical composition unless agreed to in advance in writing by E/I. APO shall have the right to disclose such INFORMATION and samples and materials embodying such INFORMATION to a potential purchaser of Systems but only to the extent necessary for the use of such Systems by such purchaser. APO shall have the right to disclose such INFORMATION and make available samples and materials embodying same to those of its management and technical or production employees who shall have a need to know same for the purposes provided by this Agreement. Carrier Asia Pacific Operations Pte. Ltd. shall be liable to E/I for any disclosure or prohibited analysis of INFORMATION and sample materials by such employee unless authorized in advance in writing by E/I. APO shall use the INFORMATION disclosed hereunder only in performing under the licenses granted hereunder.
If a license granted under this Agreement is terminated, APO agrees to refrain from using for any purpose such of the INFORMATION as is related to the terminated license. Carrier Asia Pacific Operations Pte. Ltd. will advise each APO Affiliated Company involved in the Undertaking of the confidentiality and non-analysis obligations hereunder.

                   Article 8. Patent, Technical Information
                          And Know-how and Assistance

       8.1 E/I shall have the right to review APO's System-related improvements and developments and to recommend the filing of one or more patent applications in one or more countries thereon. If APO has not filed patent applications thereon and/or does not wish to follow E/I's recommendation with respect to any particular country, then E/I shall, after consultation with APO, have the right to file such patent applications. APO agrees to fully cooperate and cause its employees to fully cooperate with E/I to effect the filing and prosecution of said patent applications.

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          8.2 All information of United States origin made available directly or indirectly under this Agreement by E/I to APO for use outside the United States shall be used by APO subject to and in accordance with the regulations of any department or agency of the United States Government. Such information or the direct product thereof shall not be exported or shipped by APO to any destination which requires the approval of the United States Government for such exportation or shipment until a request to do so has been submitted to and approved by the United States Government and E/I. To the extent such information or the direct product thereof may be offered in a country where such approval for the export of technology would be required, APO shall assist E/I in providing sufficient information in a timely manner so that requisite approvals may be obtained.

          8.3 In the event that E/I determines that a third party is infringing an E/I System patent licensed hereunder, E/I shall either take appropriate action at its own expense against the third party infringer, or give APO authority to take such appropriate action against the third party infringer at APO's expense or E/I expense as authorized, in either case, the parties agree to assist each other to the extent reasonably necessary.

                              Article 9. Warranties

          9.1 E/I represents that E/I's System Technical Information and Know-How disclosed to APO will be the same technology used by or being developed for use by E/I in the commercial production of Systems, will be prepared with reasonable care, and will, if properly applied by APO enable APO to assemble products substantially equal in quality to Systems produced by E/I using such technology. E/I also represents that it has no knowledge as of the Effective Date that would indicate that assembly of Systems using E/I System Technical Information and Know-How would infringe any patent, technical information or know-how owned by a third party. Other than the above representations, E/I hereby disclaims any warranty or representation regarding the above matters.

          9.2 If E/I's System Technical Information and Know-How which is disclosed hereunder is not the same technology which, at the time of transfer, was used by or was being developed for use by E/I, or is defective, then E/I's sole responsibility shall be to replace such Technical Information and Know-How with technology that E/I was using or had developed. In no event shall E/I be liable for incidental, consequential or special damages incurred by APO arising out of or relating to the use of E/I's System Technical Information and Know-How.


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                Article 10 Air Handlers of Less Than 2000 CFM

          10.1 In the event that during the term of this Agreement E/I obtains a desiccant air-conditioning product with an air handling capacity of less than two thousand (2,000) cfm, whether regenerated by gas, steam or electricity, that is designed and developed solely by E/I then E/I will grant to APO a right of first refusal to sale and/or manufacture such products on terms and conditions to be agreed. APO's right of first refusal mentioned in this Section
10.1 shall be exercisable for a period of 30 days from the date E/I gives notice to APO that the product is available. If APO does not indicate in writing any interest in the product within such 30 day period then APO's right of first refusal shall terminate and E/I shall have no further obligation to APO with respect to such product. If APO states in writing that it is interested in the product during such 30 day period then during the next 90 days APO and E/I shall negotiate in good faith the terms of cooperation regarding the product. If the parties fail to reach agreement during such 90 day period then APO's right of first refusal shall terminate and E/I shall have no further obligation to APO with respect to such product.

          10.2 In the event that during the term of this Agreement E/I obtains a desiccant air-conditioning product with an air handling capacity of less than two thousand (2,000) cfm, whether regenerated by gas, steam or electricity, that is designed and developed by E/I in conjunction with a third party (other than APO) E/I will enter into good faith negotiations with APO regarding the manufacture and sale of such product subject to any agreements E/I has with the codeveloper of the product.

                                Article 11. Term

          11.1 This Agreement shall come into effect on the Effective Date and shall continue in effect until March 30, 1998.



                    Article 12. Consequences of Termination

          12.1 Upon termination of this Agreement, all licenses and rights granted pursuant to Articles 2 and 3 and obligations undertaken hereunder shall forthwith terminate except (i) the obligation of confidentiality of APO under
Article 7 shall survive such termination, and (ii) such termination shall not relieve either party from any obligations accrued to the date of termination or relieve the party in default or breach from liability and damages to the other for default or breach of this Agreement.

          12.2 Upon any termination of this Agreement, APO shall take all actions necessary to cancel any and all rights APO may have to use the E/I System Patents and to provide E/I with suitable evidence of such cancellations if E/I exercises its option


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to demand it. Notwithstanding the above, APO shall be permitted, for a period of six (6) months after termination of this Agreement to dispose of stocks of the Systems provided, however, that E/I shall have the right (but not the obligation) to purchase all such stocks from APO at a price agreed to by the parties at the time.

          12.3 In the event that this Agreement expires or is otherwise terminated without the parties entering into a replacement agreement then for a period of two (2) years after the date of termination of this Agreement APO shall give E/I the right of first refusal for the supply to APO of any rotors and cassettes used in regenerated desiccant units manufactured by APO during that 2 year period.

                           Article 13. Force Majeure

          13.1 The failure or delay of any party hereto to perform any obligation under this Agreement solely by reason of acts of God, acts of government (except as otherwise enumerated herein), riots, wars, strikes, lockouts, accidents in transportation or other causes beyond its control shall not be deemed to be a breach of this Agreement; provided, however, that the party so prevented from comply herewith shall continue to take all actions within its power to comply as fully as possible herewith.

          13.2 Except where the nature of the event shall prevent it from doing so, the party suffering such force majeure shall notify the other party in writing within fourteen (14) days after the occurrence of such force majeure and shall in every instance, to the extent it is capable of doing so, use its best efforts to remove or remedy such cause with all reasonable dispatch.


                               Article 14. Agency

          14.1 E/I is not an agent of APO, and APO is not an agent of E/I with respect to each other. However, Carrier Asia Pacific Operations Pte. Ltd. will insure that all companies in APO comply with their obligations hereunder.

                           Article 15. Assignability

          15.1 Neither party shall have the right to transfer or assign its interest or rights in this Agreement or delegate its obligations under this Agreement without the prior written consent of the other party.







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          15.2 The provisions of Section 15.1 notwithstanding, either party may freely assign its interest, rights and obligations in this Agreement to an entity that acquires substantially all of the business assets of the assigning party to which this Agreement applies.

                              Article 16. Notices

          16.1 Any notice required or permitted hereunder shall be sufficiently given if delivered personally or if sent by air mail, registered, postage prepaid, or by cable, telex or telefax if confirmed on the same day in writing by registered air mail, to such address as the party may have designated in writing for receipt of notices and other documents. Any notice shall be deemed to have been given, if sent by registered air mail, as of the tenth (10) day following the date of deposit thereof in the U.S. Mails or the Singapore post, postage prepaid, or if sent by telex, cable or telefax seventy-two (72) hours after dispatched (except that a notice of a change of address shall not be deemed to have been given until received by the addressee).


If to E/I:

       Engelhard/ICC
       441 North 5th Street
       Philadelphia, PA 19123
       Attn.: President
       Fax No. 1-215-592-8299

       with a copy to

       General Counsel
       Engelhard Corporation
       101 Wood Ave.
       Iselin, NJ 08830

If to APO:

       Carrier Asia Pacific Operations Pte. Ltd.
       76 Shenton Way
       #17-00 Ong Building, Singapore 0207
       Attn: President
       Fax No: 65 534 6540

                              Article 17. Language


          17.1 This Agreement is written in the English language and executed in two (2) counterparts, each of which shall be deemed an original. The English language text of the Agreement shall prevail over any translation thereof.



                           Article 18. Miscellaneous


          18.1 The construction, validity and performance of this Agreement shall be governed in all respects by the laws of New York (excluding any such laws that may direct the application of the laws of another jurisdiction). The parties hereby submit to the exclusive jurisdiction of the New York State and Federal Courts for all purposes in relation to this Agreement and waive any objections to such jurisdiction on the grounds of venue or forum non conveniens or similar grounds.

          18.2 This Agreement supersedes all previous representations, understandings or agreements, oral or written, between the parties with respect to the licensing of Systems, APO Systems, E/I's Systems Patents and E/I Technical Information and Know-How, and together with the exhibits hereto and the agreements and documents contemplated hereby contains the entire understanding of the parties as to the terms and conditions of their relationship.

          18.3 Terms included herein may not be contradicted by evidence of any prior oral or written agreement or of a contemporaneous oral or written agreement.

          18.4 No changes, alterations or modifications hereto shall be effective unless in writing and signed by authorized representatives of all parties hereto and if required, upon approval by the competent governmental authorities.

          18.5 Heading of Articles in this Agreement are for convenience only and do not substantively affect the terms of this Agreement.

          IN WITNESS WHEREOF, the authorized representatives of the parties hereto have set their hands or their names and seals, the day and year first above written.



ENGELHARD/ICC

By: /s/ WILLIAM STARON
   --------------------------
Name: William Staron
     ------------------------
Title: President
      -----------------------

CARRIER ASIA PACIFIC OPERATIONS PTE. LTD.

By: /s/ NICHOLAS T. PINCHUK
   --------------------------
Name: Nicholas T. Pinchuk
     ------------------------
Title: President
      -----------------------

                          EXHIBITS AND SCHEDULES OF
                  ASIA PACIFIC MARKET DEVELOPMENT AGREEMENT


 Exhibits A and B and Schedules A, B, C and D have been intentionally aomited.